Exhibit 10.1

Execution Version

MEXICO MANUFACTURING AGREEMENT

This Mexico Manufacturing Agreement (the “Agreement”), dated as of January 30, 2026 (the “Effective Date”), is entered into by and between Stoneridge Electronics, Inc. (the “Supplier”) and Stoneridge Control Devices, Inc. (“Buyer”). Supplier and Buyer are each a “Party” and are collectively referred to as the “Parties.”

WHEREAS, Control Devices Acquisition, LLC (“Parent”), Supplier and certain Affiliates (as defined below) of Supplier entered into that certain Stock Purchase Agreement, dated as of January 30, 2026 (the “Purchase Agreement”), pursuant to which Parent purchased certain equity interests from Supplier and such Affiliates, including 100% of the equity interests of Buyer;

WHEREAS, as part of the transactions contemplated under the Purchase Agreement, Supplier agrees to manufacture (itself or through its Affiliates) and supply to customers of Buyer certain Products (as defined below) at a production facility owned and operated by Ted de Mexico, S. de R.L. de C.V., an Affiliate of Supplier that is located in Ciudad Juarez, Chihuahua, Mexico (the “Maquiladora”), using machinery, equipment, tools and other assets acquired by Buyer under the Purchase Agreement; and
WHEREAS, the Supplier and the Maquiladora have entered into that certain Maquila Services Agreement, dated January 1, 2025 (the “Maquiladora Agreement”), pursuant to which the Maquiladora will manufacture for Supplier certain Products (as defined below) as well as other Supplier products not related to this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto agree as follows:
Section 1.    Supply of Products.
1.1    Purchase and Sale.
(a)    Subject to the terms and conditions of this Agreement, during the Term (as defined below), (i) Supplier shall continue to intake customer orders from Buyer or Buyer’s customers for the Products through Supplier’s JD Edwards enterprise resource planning system (the “Supplier ERP System”) on behalf of Buyer, (ii) Supplier will assemble Products ordered by Buyer or Buyer’s customers through such intake process in accordance with Supplier’s existing sales, inventory, and operations planning process (“SIOP”), unless otherwise directed by Buyer,
(iii) census demand (output from SIOP) will then be used to generate an optimal production plan, and (iv) Supplier will ship and deliver such Products in accordance with Section 2.6 and customer daily and weekly requirements. Supplier shall provide pricing as calculated in this Agreement in written weekly sales and expense reports (“Reports”), which Reports will include information regarding the prior week’s customer orders, Materials (as defined below) purchases and Materials Costs, manufacturing output and related Product Price as detailed in Section 3.1, delivery status, quality reports, customer scorecards, and any Excluded Costs (as defined below) incurred and approved by Buyer in accordance with this Agreement to meet the obligations required in this Agreement. “Products” means the products listed on Exhibit A to this Agreement, which may be updated from time to time in accordance with this Section 1.1(a). Either Party, through the Buyer

Lead (as defined below) or Supplier Lead (as defined below) (as applicable), may suggest changes to Products listed on Exhibit A by providing written notice to the other Party, and the Parties will work together in good faith to review and discuss the proposed changes, including Product Price and customer requirements, in accordance with Section 1.3. For changes that require changes to Exhibit A, a revised Exhibit A will be documented in writing and attached to this Agreement.
(b)    The Parties anticipate that the quantities and types of Products to be purchased by Buyer or Buyer’s customers will be consistent with the requirements of the Business (as defined in the Purchase Agreement) as presented in the product forecast model shared with Buyer, subject to updates based on future forecasted demands covered by the Customer’s Supply Agreements (as defined below). The Parties will work together in good faith to update the Product forecast model based on future forecasted demands. Supplier shall purchase and maintain sufficient inventory for the manufacture of the Products based on current and future customer demands covered by the Customer’s Supply Agreements.
(c)    Supplier will comply with the ordering requirements in the applicable Buyer and applicable Buyer customers’ long term supply agreements and purchase orders and each of Buyer’s and Buyer’s customers’ global terms and conditions of purchase, as applicable, with the Supplier that are in effect as of the Effective Date (each, including as amended as provided in the following sentence, a “Customer’s Supply Agreement”). Buyer may amend or revise any Customer’s Supply Agreement after the Effective Date at its discretion; provided, however, no such amendment or revision that affects Supplier’s obligations under this Agreement will be binding on Supplier without Supplier’s prior written consent, which such consent will not be unreasonably withheld, conditioned or delayed.
1.2    Product Specifications. Supplier has developed its manufacturing processes, including in-line and end-of-line testing to ensure that the Products meet required functional specifications prior to shipment (“Product Testing”). Product Testing to ensure functional requirements compliance is built into the production line and is required to be executed for parts and components to move through the assembly process. Supplier will perform Product Testing on the Products and any parts or components incorporated into the Products that fail to perform functionally will be removed and either reworked or scrapped. The Products will be manufactured in accordance with the specifications with which such Products are made as of the Effective Date and in a manner consistent with good manufacturing practices and quality levels for the type of Products provided hereunder unless the Parties jointly approve in writing a specific change to such specifications (with Supplier’s approval of such change not to be unreasonably withheld, conditioned or delayed) (as so changed, collectively, the “Specifications”). The Parties acknowledge and agree that the Specifications applicable to the Products at the Effective Date shall serve as a reference point for the status and condition of each Product manufactured following the Effective Date.
1.3    Supply Management. During the Term, Buyer shall designate a primary point of contact employed by Supplier that communicates with Supplier regarding Buyer’s positions on staffing levels, potential efficiency improvements, and other items Buyer desires to present (the “Buyer Lead”). During the Term, Supplier shall maintain a point of contact to interface with the Buyer Lead on discussion and assistance with Buyer Lead’s proposed initiatives (the “Supplier Lead”). Buyer and Supplier may each change their primary point of contact from time to time by providing email notice to the other Party regarding same. The Buyer Lead and the Supplier Lead shall maintain regular access to one another while both are present in the Maquiladora to facilitate real-time communication and collaboration. In addition, the Buyer Lead and the Supplier Lead shall meet formally at least weekly, or as otherwise agreed between the Buyer Lead and the Supplier Lead. The Supplier Lead will consider the Buyer Lead’s suggestions in good faith and will provide feedback on suggested impacts to the business and operations as a result of the Buyer Lead’s suggestions, including whether additional costs will be incurred in order to implement each item. Supplier will implement all reasonable items which the Buyer confirms in writing should be implemented after discussion with the Supplier Lead. Buyer will be responsible for increases in costs as a result of any changes made under this Section 1.3. Neither the Buyer Lead nor the Supplier Lead will have the authority to modify or amend the terms of this Agreement.
Section 2.    Order and Shipment.
2.1    Filling Orders.
(a)    Supplier shall fill Buyer’s or Buyer’s customer orders in accordance with Supplier’s historical practice (subject to reasonable updates in accordance with this Agreement that are communicated by Buyer to Supplier) and with delivery timelines consistent with historical order timelines for the Products (in each case, subject to the terms of each Customer’s Supply Agreement). For the avoidance of doubt, Supplier’s historical practice includes the monthly execution of the SIOP process engineered to drive an optimal production plan. Supplier shall notify Buyer in writing of any issues in the customer orders (including with respect to order delivery dates) no later than five (5) business days following Supplier’s receipt of such customer order or the issue arising, whichever is later. Any terms submitted by Buyer which conflict with or are inconsistent with the terms of this Agreement shall not apply to fulfillment of Buyer or Buyer’s customer orders or to payment by Buyer under this Agreement unless both Parties expressly accept such terms in writing.
(b)    Supplier shall manufacture and deliver the Products in the quantities and on the dates requested by Buyer or Buyer’s customers for the period prescribed by each applicable Customer’s Supply Agreement, and otherwise satisfy all other related production and delivery obligations to Buyer and Buyers’ customers, all in accordance with and to the extent provided by the applicable Customer’s Supply Agreement.
(c)    During the Term, for Buyer’s customers that maintain a supplier scorecard, Supplier shall endeavor to maintain substantially equivalent or better scores for items within Supplier’s control as compared to the six (6) month period immediately prior to the Effective Date. To the extent Buyer has concerns with Supplier performance hereunder and the supplier scorecards show a material degradation in scores for items within Supplier’s control, Supplier will use continuous efforts to improve performance to align with historical scores.
2.2    Modifications and Change Orders. Buyer shall provide Supplier with written notice of any proposed modifications to the Specifications, quantities, or delivery schedules. Upon receiving such written notice, the Buyer Lead and Supplier Lead will communicate regarding the anticipated implications of Buyer’s proposed modifications, including any impact on Product Price, engineering, production timelines, or other operational factors. Upon Buyer’s confirmation to proceed with such modifications, the Parties will document such modifications in a written change order. All Excluded Costs relating to such change orders will be borne by Buyer, as agreed in writing in advance of execution of the change order by the Parties.
2.3    Covered Tools. Subject to Section 10, Supplier will keep the tools located in the Maquiladora that were acquired by Buyer under the Purchase Agreement (the “Covered Tools”) separate from Supplier’s other tools and will only use the Covered Tools to manufacture the Products. Supplier will cover the costs for, and will cause to be performed, all scheduled and routine maintenance of the Covered Tools in accordance with historical maintenance schedules and in a manner consistent with good repair and maintenance practices to keep the Covered Tools in good working condition (“Routine Maintenance”). In the event a Covered Tool becomes unusable or the output of a Covered Tool is materially diminished, Supplier will promptly, but in no event later than two (2) business days, notify Buyer in writing of such condition and promptly provide Buyer an estimate to repair or replace the Covered Tool in order to meet the obligations of this Agreement. Upon written approval by Buyer of the estimate (if applicable), Supplier shall proceed with the repair or replacement and charge Buyer for the repair or replacement pursuant to Section 3 as an Excluded Cost, except that if a Covered Tool becomes unusable or the output of a Covered Tool is materially diminished solely as a result of either (a) the Supplier’s or the Maquiladora’s failure to perform, or failure to cause to be performed, Routine Maintenance or (b) Supplier’s, the Maquiladora’s, or any of their respective agent’s, employee’s and/or representative’s misuse of the Covered Tools or negligence, Supplier will promptly repair or replace such Covered Tool at its own expense. Supplier will not use any tools other than the Covered Tools to manufacture Products and Supplier will have no obligation to manufacture Products if any Covered Tools used to manufacture such Products are non-operational or are removed from the Maquiladora; provided, however, that (i) Supplier has given Buyer advance notice of any non-operational Covered Tools and a reasonable period to have such Covered Tools repaired or replaced, it being agreed that Supplier will reasonably cooperate with such repair and replacement process and (ii) Supplier shall not be excused from performance hereunder where Supplier is required to repair or replace a Covered Tool at its own expense. The Parties intend for Supplier and the Maquiladora’s right to use the Covered Tools to satisfy the requirements of Article 181 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta). The Covered Tools are supplied by Buyer to Supplier and the Maquiladora, derived from the commercial relationship with Supplier and in compliance with the provisions of Article 181, section IV, second paragraph of the Mexican Income Tax Law.
2.4    Use of Existing Materials. The Parties acknowledge and agree that Buyer acquired certain Materials (as defined below) and packaging under the Purchase Agreement that were allocated for production of Products in the Maquiladora (“Existing Materials”). Supplier shall use the Existing Materials to produce Products, and will purchase Materials and packaging as provided in Sections 2.5 and 2.7, respectively in accordance with the SIOP process. Given the assignment of material supply contracts for Materials for Products under the Purchase Agreement (the “Supply Contracts”), Buyer has the right to negotiate and update the Supply Contracts with such suppliers under which Supplier will purchase Materials on Buyer’s behalf under this Agreement.

2.5    Purchase of Materials; Title.
(a)    In addition to the Existing Materials, Supplier will procure all raw materials, components, sub-components, subassemblies, parts and supplies necessary and required for the manufacture and assembly of the Products pursuant to the Supply Contracts, including as modified by Buyer hereunder (collectively, the “Materials”), giving consideration to Existing Material inventory levels, unless otherwise directed by Buyer to increase or reduce such levels in accordance with Section 1.3. Supplier shall arrange for the procurement of the Materials to the Maquiladora at Buyer’s sole cost and expense. Buyer will own and control the Supply Contracts following the Effective Date, and may update any terms of any of the Supply Contracts (e.g., to reduce costs) by negotiating with the applicable supplier and providing written notification of changes to Supplier. Following such written notification, Supplier shall update terms and conditions in the Supplier ERP System and proceed to order under the updated terms and conditions, passing along the change in Product Pricing as outlined in the Reports. Supplier shall utilize recent historical practice related to inbound freight in determining freight costs. Buyer will pay all freight and delivery costs incurred by Supplier or its Affiliates in procuring and delivering the Materials and packaging to the Maquiladora, including any applicable taxes, or other shipping expenses actually incurred by Supplier and its Affiliates. Supplier will submit amounts owed by Buyer in the Reports as procurement activities occur, and Buyer shall pay all amounts owed in accordance with Sections 3.1 and 3.2. Supplier shall promptly, but in any event no later than five
(5) business days, notify Buyer in writing if Supplier becomes aware that a third-party Materials supplier has breached the terms of the applicable Supply Contract in a manner that would impact production under this Agreement. Notwithstanding anything herein to the contrary, the Parties agree that Supplier will have no liability to Buyer or any other Person (as defined in the Purchase Agreement) in the event that a non-Affiliate supplier of Materials breaches or terminates any contract under which Materials are supplied or otherwise discontinues or refuses to supply Materials to Supplier (collectively, a “Materials Supplier Non-Performance”) during the Term unless such breach, termination or refusal to supply is caused solely by Supplier’s action(s).
(b)    The Parties acknowledge and agree that Buyer will (subject to payment of the costs for Materials pursuant to Section 2.5(a)) retain title to, and bear the risk of loss or damage to, all Materials and Products while such Materials and Products are in Supplier’s custody; provided that Buyer will not be responsible for any loss or damage to the Existing Materials or the Materials to the extent such loss or damage results from Supplier’s, the Maquiladora’s or any of their respective agent’s or representative’s misuse of such Existing Materials or Materials or negligence. During the Term, Supplier shall use reasonable efforts to (a) store and handle the Existing Materials and the Materials in a secure, organized and protective manner, (b) prevent loss, theft or damage to the Existing Materials and the Materials, and (c) maintain the Existing Materials and the Materials separate from its own inventory.
2.6    Shipment. Subject to applicable laws and compliance requirements, Supplier shall use reasonable efforts to ship the Products to Buyer or Buyer’s customers on an order-by-order basis, in accordance with, and to the location determined by the specified incoterms in, the Customer’s Supply Agreement. Buyer shall pay for shipping charges, insurance and taxes related to the Products and any duties and charges of any kind imposed by any governmental authority with respect to, or measured by, the manufacture, sale, shipment or use of the Products. To the extent that shipment of the Products is delayed due to any act or omission of Supplier, including but not limited to failure to provide necessary specifications, approvals, or timely payments, Supplier shall be responsible for any additional costs incurred by Buyer to expedite shipping in order to meet the original delivery schedule or any revised schedule agreed upon by the Parties. Such expedited shipping costs will be invoiced to Supplier and payable in accordance with the payment terms set forth therein. For the sake of clarity, Supplier will not have any obligations with respect to the import or export of any Products other than as set forth in the first sentence of this Section 2.6.
2.7    Packaging. Supplier will purchase packaging for shipment of the Products (after exhaustion of all packaging purchased by Buyer under the Purchase Agreement that was allocated to the Maquiladora for production, if any) and Supplier will package Products for shipment using Supplier’s standard methods for packaging such Products, and will charge the costs of the packaging as provided in Section 2.5. Supplier will use reasonable efforts to ensure packaging costs are in accordance with historical standards and communicate to Buyer in writing if any material increases in costs or deviation of materials is anticipated.
2.8    Access to Maquiladora.
(a)    Supplier agrees to grant to Buyer reasonable access to the Maquiladora to the extent permitted under applicable law. All access by Buyer personnel must take place during Supplier’s regular business hours and shall not unreasonably interfere with the operation of Supplier’s and the Maquiladora’s business. While on-site, Buyer must abide by all of Supplier’s and the Maquiladora’s health, safety, security and environmental guidelines and requirements that are communicated to Buyer.
(b)    If (i) greater than five percent (5%) of any Product shipped to Buyer’s customers under this Agreement, calculated in accordance with historical methodologies, fail to meet required Specifications or (ii) Buyer’s customers require Buyer to perform a root cause analysis on any Products supplied under this Agreement, then, in each case, the Parties shall cooperate in good faith to promptly conduct a root cause analysis to identify the underlying cause of such defect or quality issue. Upon written notification of (i) or (ii) above, Buyer and Supplier will draft a written process to identify the root cause of the defect or quality issue, which will include expected timing or each step and resources required to remedy the issue. Buyer will engage with affected customers to negotiate the cost of the quality related issue. To the extent that the failure is caused by a quality issue related to third-party supplied Materials, product design, manufacturing design or any non-workmanship related issue, Buyer will be responsible for any increased quality related costs to the customers. In the event of remanufacturing or incremental quantity requirements, Buyer and Supplier will agree in writing to timing and delivery of Products, including Excluded Costs or changes to the Product Price for the applicable Products, if any, to deliver the Products. Each Party will promptly notify the other in writing if such Party reasonably believes that a recall, field alert, product withdrawal or field correction with respect to any of the Products may be necessary or advisable. Buyer and Supplier will reasonably cooperate with each other with respect to product recalls, including compliance with product recall obligations in the applicable Customer’s Supply Agreement. Notwithstanding the foregoing, Supplier’s obligations to perform a root cause analysis will end on the date Supplier commences the dismantling of the Covered Tools to move to the Destination Location in accordance with Section 10.2; provided that to the extent Supplier continues to possess applicable data, Products, tooling or personnel, Supplier will continue to reasonably cooperate with Buyer in good faith in Buyer’s performance of a root cause analysis to identify the underlying cause of such defect or quality issue.
2.9    Order Banking. The Parties acknowledge and agree that as Buyer prepares to relocate the Covered Tools, Buyer will need to develop a bank build schedule to ensure continuity of customer supply during the transition. Upon Buyer’s request, Supplier and Buyer shall meet to discuss Materials orders, labor planning, warehousing, and other logistics, which will all be subject to the terms and conditions of this Agreement upon mutual agreement of the Parties. Buyer and Supplier will agree in writing to bank build scheduling prior to execution of a bank build. The Parties acknowledge and agree that the Product Price covers incremental costs from order banking (e.g., storage and ordinary course production), although Buyer will be required to pay for Materials (other than Existing Materials) and packaging for order banked Products.
Section 3.    Price and Payment Terms.
3.1    Purchase Price.
(a)    Buyer shall pay to Supplier (i) reasonably documented Materials and packaging costs, as described in Sections 2.4, 2.5, and 2.7 (“Materials Costs”), (ii) the Product Price, (iii) shipping costs incurred in accordance with Section 2.6, and, (iv) if applicable, reasonably documented Excluded Costs.
(b)    “Product Price” means the price for each Product as set forth on Exhibit A. The Product Price for each Product will remain fixed for three (3) years following the Effective Date. Thereafter, the Parties will agree to split increases to Product Prices based on the annual increase in Mexico CPI after the initial three (3) year period (as compared to the Effective Date with respect to the first annual adjustment) with Buyer and Supplier each absorbing half of such inflationary increases after such period on a going forward basis.
(c)    “Excluded Costs” means, as approved by Buyer in writing from time to time, costs related to non-ordinary activities associated with the activities under this Agreement, including machinery and equipment maintenance other than ordinary course maintenance, unexpected and non-ordinary course finance, HR or IT requests or requirements (including as requested by the Buyer Lead), and quality-related issues, including expediting shipments and internal or external sorting (other than to the extent caused by Supplier’s breach of Section 1.2), in each case, not otherwise covered under this Agreement. Following approval by Buyer, the Excluded Costs will be provided monthly to Buyer in Reports and invoiced pursuant to Section
3.2. All services performed and billed as Excluded Costs will be performed by Supplier and/or Maquiladora, as applicable, and charged to Buyer based on the actual hours worked by Supplier’s and the Maquiladora’s personnel (without any markup) and the actual cost of any materials, components, tools, or equipment used or consumed in the performance of such services, including any applicable handling or procurement fees.
3.2    Payment Terms. Supplier will submit weekly written Reports to Buyer specifying amounts owed by Buyer to Supplier as outlined in Section 3.1 and elsewhere in this Agreement. Buyer shall pay the Product Price and Materials Costs within thirty (30) days of the applicable weekly Report, Buyer shall pay all Excluded Costs agreed upon by the Parties within thirty (30)

days following Buyer’s receipt of the Report in which the costs are set forth. All payments for Products will be made in U.S. Dollars by check or electronic funds transfer to a remit to address or account, respectively, as specified by Supplier (unless otherwise agreed in writing by the Parties).
3.3    Quarterly Rebate. At the end of each calendar quarter during the initial three (3) year Term of this Agreement, provided that Buyer has made all payments owed to Supplier as of such date, Supplier will issue a cash rebate to Buyer of $500,000. For the avoidance of doubt, the foregoing rebates are capped at $2,000,000 per calendar year under this Agreement and only apply during the initial three (3) year Term.
3.4    Accounts Payable. On or promptly following the Effective Date, Supplier shall issue to Buyer an invoice in accordance with this Section 3 for outstanding accounts payable as of the Effective Time (as defined in the Purchase Agreement) that would otherwise be billable pursuant to this Section 3 or that correspond to the purchase of Business Assets (as defined in the Purchase Agreement) required to manufacture Products (including reasonable documentation thereof) in the amount of $6,375,018. Buyer shall pay such invoice in accordance with this Section 3 within thirty (30) calendar days of the invoice date.
Section 4.    Intellectual Property.
4.1    Intellectual Property Ownership. Unless otherwise agreed by the Parties in a change order, Supplier retains all right, title and interest in and to its Intellectual Property used in connection with performing its obligations under this Agreement, including all Intellectual Property created by Supplier, or any personnel engaged or employed by Supplier, in performing such obligations. Each Party retains all right, title, and interest in and to its respective pre-existing Intellectual Property, as well as any Intellectual Property developed by such Party independently and outside the scope of this Agreement.
4.2    Intellectual Property Licenses. Each Party hereby grants to the other Party a royalty-free, fully paid-up, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 12.13) license solely during the Term, in, to and under all Intellectual Property owned or controlled by such Party or any of its Affiliates, solely to the extent necessary for, as applicable, the other Party to perform its obligations under this Agreement. In addition, Supplier grants to Buyer a royalty-free, fully paid-up, worldwide, assignable, non-exclusive license to all Intellectual Property owned by, or, to the extent permitted, licensed to, Supplier or any of its Affiliates solely to the extent necessary or required for (a) the sale of Products by Buyer to its customers and (b) the use and sale of Products by Buyer or Buyer’s customers, including the incorporation in products of Buyer or Buyer’s customers and the sale of such customers’ products.
Section 5.    Taxes and Duties.
5.1    Exclusive of Taxes. All charges and fees to be paid to Supplier under this Agreement are exclusive of any and all sales, use, transfer, value-added, goods or services taxes or similar gross-receipts-based taxes (and any related interests and penalties) (“Sales and Services Taxes”) required by Law to be collected from Buyer or which may be assessed sale of the Products to Buyer or on the provision of any services to Buyer, if any, hereunder, and such Sales and

Services Taxes shall be the sole responsibility of Buyer. If any Sales and Services Taxes are properly assessed on the sale of the Products to Buyer or the provision of any services to Buyer, if any, under this Agreement, (a) Supplier will deliver to Buyer an invoice (or other valid and customary documentation) reflecting such Sales and Services Taxes in accordance with applicable Law, and (b) to the extent Supplier is responsible for remitting any such Sales and Services Taxes,
(i) Buyer will pay to Supplier the amount shown as due on such invoice in accordance with this Section 5.1, and (ii) Supplier will timely remit such amount to the applicable tax authority in accordance with applicable Law. If Supplier is subject to any Sales and Services Taxes or other tax liability related to the sale of the Products to Buyer or the provision of any services to Buyer, if any, pursuant to this Agreement, including any tax applicable to equipment and fixed assets located in the Maquiladora, Buyer shall also hold harmless and indemnify Supplier from: (A) any such taxes or charges; (B) any penalties which are assessed against Supplier by a national, state or local government due to the failure by Buyer to pay such taxes or charges; and (C) any costs incurred by Supplier (including reasonable attorneys’ fees) in investigating and/or defending against such penalties.
5.2    Mexican Taxes. Buyer shall pay for or reimburse all import/export duties, Value Added Tax, DTA and customs broker fees, and any countervailing duties (“Taxes and Duties”) associated with the shipment, transfer, change of regime, return, import or export of raw materials, packaging materials, industrial equipment, Covered Tools, Materials, spare parts and the Products; provided that such Taxes and Duties were not triggered as a result of any action or inaction by the Supplier or its Affiliates. Buyer, or its suppliers, shall provide to Supplier and/or the Maquiladora all the certificates of origin required in order to benefit from the preferential import and export customs tariffs applicable in Mexico. In the case the Maquiladora opts to determine and pay its Mexican income tax pursuant to the Safe Harbor rules set forth in Articles 181 and 182 of the Mexican Income Tax Law, Buyer will be responsible and will reimburse Supplier its pro rata portion of the income tax paid by the Maquiladora as calculated based on the value of the Covered Tools, industrial equipment, Materials, Products and the total costs associated with the manufacturing of Products and the Services provided pursuant to this Agreement, as well as pursuant to any other maquila agreement executed by Supplier with any of Supplier’s Affiliates to manufacture the Products.
5.3    Cooperation. The Parties will cooperate with each other in good faith in determining the extent to which any tax described in this Section 5 is due and owing under the circumstances and in minimizing any such tax. Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to cooperate with the other Party, in connection with (a) the reporting of any Sales and Services Taxes, (b) any audit relating to any Sales and Services Taxes, or (c) any assessment, refund, claim or legal proceeding relating to any Sales and Services Taxes. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a tax authority with respect to any Sales and Services Taxes.
Section 6.    Representations and Warranties.
6.1    Each Party represents and warrants that (a) it has the authority to enter into and perform its covenants and agreements set forth in this Agreement, (b) that the execution, delivery and performance of this Agreement does not materially conflict with or constitute a material breach or default under the terms and conditions of its organizational documents or any other agreement, instrument, or obligation to which it is a party or by which it is bound, (c) that it will comply in all material respects with applicable laws and regulations in connection with the performance of its obligations under this Agreement, and (d) that it has the right to grant any licenses or rights to use Intellectual Property expressly provided in this Agreement.
6.2    Supplier represents and warrants to Buyer that (a) the Maquiladora is duly organized, validly existing and in good standing under the laws of Mexico and is duly authorized to operate as a Maquiladora under applicable law, (b) the commercial relationship established under the Maquiladora Agreement is valid, binding and enforceable under Mexican law, (c) the Maquiladora has, and shall maintain throughout the Term, all necessary permits, licenses, certifications and governmental authorizations required to manufacture the Products as contemplated by this Agreement and (d) the Maquiladora is now, and shall continue to be during the Term, in compliance with all laws, including, without limitation, its obligations necessary to maintain the benefits under the IMMEX Program and VAT certification.
Section 7.    Limited Warranty; Remedy.
7.1    Warranty. Supplier represents and warrants that the Products manufactured and sold to Buyer and Buyer’s customers hereunder will be: (a) transferred to Buyer or Buyer’s customers free of all liens, claims or encumbrances (other than liens held by a supplier of Materials in the ordinary course of business); (b) free from material defects in workmanship; and (c) manufactured in accordance with Section 1.2; provided that the limited warranty set forth in Section 7.1(b) shall not apply to any Materials. THE FOREGOING WARRANTIES ARE EXCLUSIVE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SUPPLIER MAKES NO FURTHER WARRANTIES AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
7.2    Remedy. Subject to Section 2.8(b), if any Product does not conform to the warranty set forth in Section 7.1 Supplier shall, at Supplier’s cost and expense, remedy and perform, and cause the Maquiladora to remedy and perform, such non-conformance in accordance with the applicable Customer’s Supply Agreement. If any Product is subject to a product recall under a Customer’s Supply Agreement due to manufacturing or workmanship issues by Supplier hereunder, then Supplier shall, at Supplier’s cost and expense, remedy and perform, and cause the Maquiladora to remedy and perform, such product recall obligations in accordance with the applicable Customer’s Supply Agreement. Notwithstanding anything to the contrary in this Agreement or any Customer’s Supply Agreement, after the commencement of Supplier’s dismantling and packaging of the Covered Tools to move to the Destination Location in accordance with Section 10.2, Supplier is no longer responsible for fulfillment of warranty claims under this Agreement, as Buyer will control all relevant Covered Tools and personnel. Subject to the foregoing sentence, in the event of a warranty claim under a Customer’s Supply Agreement (whether or not covered by Section 7.1 and including any product recall obligations), Buyer shall provide Supplier with all of the relevant details and permit Supplier to conduct Product Testing to show whether the issue is a failure to comply with the applicable Specifications. If the Parties finally determine that the Product complies with the Specifications and the failure is not due to material defects in workmanship, then Supplier will provide replacement Products at Buyer’s instruction and expense.

Section 8.    Limitation of Liability; Indemnification.
8.1    LIMITATION OF LIABILITY. EXCEPT FOR (a) FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL MISCONDUCT, (b) A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 8.2 OR 8.3, (c) A PARTY’S BREACH OF SECTION 12.4 (CONFIDENTIALITY), AND/OR (d) BUYER’S BREACH OF SECTION 11, (i) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY LEGAL THEORY (INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL THEORY) FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND (ii) EACH PARTY’S LIABILITY UNDER THIS AGREEMENT FOR ANY REASON SHALL IN THE AGGREGATE AMOUNT BE LIMITED TO $7,500,000.
8.2    Supplier’s Indemnity. Supplier shall defend, indemnify and hold Buyer and its Affiliates, directors, officers, employees, agents, representatives and consultants (collectively, the “Buyer Indemnitees”) harmless from any claim, loss, liability, judgment, cost or expense (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by any Buyer Indemnitees arising from any third party claim relating to or resulting from: (a) bodily injury, death of any person or damage to real or tangible personal property caused by any defective or non-conforming Product based on manufacturing or workmanship issues by Supplier under this Agreement; (b) the gross negligence or willful misconduct of the Maquiladora in the manufacture of Products; (c) arising out of Supplier’s breach of warranty under Section 7.1; and (d) any Product that is subject to a product recall due to Supplier’s failure to meet Specifications. The indemnification set forth in this Section 8.2 constitutes Supplier’s sole indemnification obligations under this Agreement.
8.3    Buyer’s Indemnity. Buyer shall defend, indemnify and hold Supplier and its Affiliates, directors, officers, employees, agents, representatives and consultants (collectively, the “Supplier Indemnitees”) harmless from any Losses incurred by any Supplier Indemnitees arising from any third party claim relating to or resulting from: (a) any Materials Supplier Non-Performance to the extent such Materials Supplier Non-Performance is not caused by Supplier’s actions or inactions or (b) the sale, distribution or use of any Products supplied to Buyer or Buyer’s customers hereunder, except to the extent such Losses are indemnified by Supplier pursuant to Supplier’s indemnification obligation in Section 8.2 and except for Losses arising from or relating to any breach of Supplier’s warranty pursuant to Section 7.1. The indemnification set forth in this Section 8.3 constitutes Buyer’s sole indemnification obligations under this Agreement.
Section 9.    Term and Termination.
9.1    Term. The term of this Agreement (the “Term”) will commence on the Effective Date and continue for an initial period of three (3) years. Thereafter, the Agreement will automatically renew for successive one-year periods unless either Party provides written notice of its intent not to renew at least twelve (12) months prior to the expiration of the then-current term.
9.2    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated in its entirety by written notice at any time prior to the expiration of the Term as follows:

(a)    by either Party if the other Party fails to perform or materially breaches any representation, warranty or covenant under this Agreement and such failure or breach continues unremediated for a period of thirty (30) days after notification in writing by the proposed terminating Party, or such longer time as the Party proposing termination may permit in writing; provided, that following any such written notification, the Parties will cooperate with each other in good faith to resolve any such failure or breach;
(b)    by mutual written consent of Buyer and Supplier; or
(c)    by either Party if the other Party becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.
9.3    Retention of Remedies; Survival. Each Party shall retain all of its remedies provided hereunder or (except as expressly limited hereby) under applicable law for any breach by or claim against the other Party, notwithstanding the termination of this Agreement. In addition, the provisions of Section 3.2, Section 3.3, Section 7, 9.3, Section 9.4, Section 10.2, Section 11 and Section 12 shall survive any termination or expiration of this Agreement.
9.4    Continuing Obligations upon Termination. Upon expiration or termination of this Agreement, Supplier agrees to, within sixty (60) days of such expiration or termination, deliver all packaging, Materials, inventory, in-progress Products and finished Products to Buyer at a single U.S. address or to another location qualified under the IMMEX virtual pedimento program. Buyer shall provide to Supplier the destination for delivery prior to the date of such expiration or termination and delivery will be at Buyer’s sole cost and expense. Supplier shall also provide Buyer reasonable access to the Seller Facility in connection with the removal of the Covered Tools in accordance with Section 10.2. To the extent that this Agreement is terminated by either Party under Section 9.2(a), Supplier agrees to fulfill, for a period of three (3) months following such termination, all outstanding Buyer customer purchase orders outstanding as of such termination as long as the Covered Tools remain in the Maquiladora; provided that, in the case of a termination by Supplier under Section 9.2(a), provision of post-termination fulfillment is contingent on Buyer providing adequate assurances of payment to Supplier.
Section 10.    Bailment.
10.1    Bailment. During the Term, Supplier shall hold in bailment the Covered Tools. Prior to the removal of the Covered Tools from the Maquiladora pursuant to Section 10.2, Supplier shall: (a) at Supplier’s cost and expense, perform Routine Maintenance on the Covered Tools as described in Section 2.3; (b) implement reasonable measures to secure the possession of the Covered Tools, consistent with the practices implemented by Supplier to secure the possession of its own valuable tangible personal property; (c) not move or relocate the Covered Tools to any facility other than the Maquiladora; and (d) not cause any lien, security interest or encumbrance of any kind to be placed on the Covered Tools, or, except in accordance with Section 10.2, sell, transfer or otherwise dispose of any Covered Tools.

10.2    Removal.
(a)    At any time during the Term or within a commercially reasonable time following the expiration or termination of this Agreement, Buyer may elect to transfer all of the Covered Tools from the Maquiladora to their ultimate destination within Mexico or abroad (the “Destination Location”). Upon Buyer’s written request (a “Removal Request”), Supplier shall dismantle, package, prepare for shipment, load, rig, and ship (using standard freight shipping) the Covered Tools from the Maquiladora to their Destination Location, subject to reasonable scheduling flexibility by Supplier to avoid interference with or disruption of production or other operations at the Maquiladora. Supplier will cover shipping charges to, and installation costs at, any Destination Location within Mexico to another location qualified under the IMMEX virtual pedimento program. If the Destination Location is outside of Mexico or to another location that is not qualified under the IMMEX virtual pedimento program, Buyer will be responsible for shipping and installation costs (including taxes and duties when applicable). For the avoidance of doubt, subject to the following sentence, (i) if Buyer delivers a Removal Request at least 90 days before the end of the initial three (3) year term, then Supplier is responsible for installation of the Covered Tools at the Destination Location; (ii) if Buyer delivers a Removal Request less than 90 days before the end of the initial three (3) year term or thereafter, then Buyer is responsible for installation of the Covered Tools at the Destination Location; and (iii) in either case with respect to clauses (i) and (ii) above, Supplier is not responsible for costs associated with recommissioning, qualification, and validation activities. To the extent that, after delivery of the Covered Tools under this Section 10.2(a) to a Destination Location qualified under the IMMEX virtual pedimento program, any Supplier personnel retain knowledge on recommissioning and qualification of the Covered Tools, Supplier agrees to make such personnel available to Buyer as an Excluded Cost on Buyer’s reasonable request to consult on installation, recommissioning and qualification at the Destination Location in Mexico. Notwithstanding anything to the contrary in this Agreement, all of Supplier’s obligations to procure Materials and manufacture Products (and ship any Products other than those Products that have been completed) terminates upon Supplier’s commencement of the dismantling of the Covered Tools to move to the Destination Location in accordance with this Section 10.2.
(b)    Supplier will, and will cause the Maquiladora and each of its respective employees, agents, representatives and contractors to, conduct its respective activities and obligations in connection with the removal, packing, delivery and installation of the Covered Tools in a careful and workmanlike manner so as not to cause damage to the Covered Tools or the Destination Location and will be performed at such times and in such manner reasonably approved by Buyer and Supplier. Supplier and its employees, agents, representatives and contractors shall comply with all applicable federal, state and local laws, ordinances, and regulations in connection with its handling, disassembly, transport and installation of the Covered Tools.
(c)    Unless otherwise agreed to in writing by the Parties, if Buyer fails to remove or request the removal of the Covered Tools, Materials and Products within 90 days following the termination or expiration of this Agreement, Supplier may, in its discretion, either (i) store the Covered Tools, Materials, and Products at Buyer’s sole risk and expense, including reasonable storage and handling fees, or (ii) subject to thirty (30) days’ prior written notice to Buyer, treat the Covered Tools, Materials, and Products as abandoned and dispose of it in a commercially reasonable manner, in which case Supplier will have no liability to Buyer for such disposal and Buyer will remain responsible for all associated costs, including taxes and duties.
10.3    Additional Buyer Responsibilities. Buyer shall be exclusively responsible for, shall bear, and shall indemnify and relieve Supplier Indemnitees from liability for all Losses resulting from bodily injury, death of any person or damage to real or tangible personal property arising from or caused by Buyer’s negligence or willful misconduct on Supplier’s premises, including at the Maquiladora. Buyer agrees to abide by Supplier’s health, safety, security and environmental guidelines and requirements that are communicated to Buyer at all times in the conduct of Buyer’s activities at the Maquiladora.
Section 11. Severance. Supplier shall be responsible for all severance payments, liability and related termination costs, including accrued benefits, incurred with respect to personnel performing services under this Agreement (“Supplier Personnel”), except as follows. Buyer shall reimburse Supplier for all severance costs incurred by Supplier with respect to specific Supplier Personnel if both (a) Buyer or one of its Affiliates does not offer to hire or engage any such Supplier Personnel on substantially the same employment terms prior to the date such Supplier Personnel was terminated by Supplier and (b) Buyer or one of its Affiliates subsequently hires or otherwise engages such Supplier Personnel within twelve (12) months following the date such Supplier Personnel was terminated by Supplier.
Section 12.    Miscellaneous.
12.1    Anti-Bribery; Anti-Corruption Laws. Each Party, on behalf of itself and its agents, representatives and subcontractors, hereby agrees to conduct all of its business activities in compliance with the United States’ Foreign Corrupt Practices Act of 1977 and any other applicable laws relating to anti-bribery or anti-corruption.
12.2    Inspection and Audit Rights. Supplier hereby grants to Buyer reasonable access to Supplier’s pertinent books, records and accounts or other information related to Supplier’s performance under this Agreement for the purpose of auditing Supplier’s compliance with the terms of this Agreement. Buyer must provide Supplier written notice at least fifteen (15) business days prior to the start of an audit requesting a site visit and may conduct an audit (a) not more than twice per calendar year if requested by Buyer; provided that Buyer may request an additional third audit in such calendar year if any audit contains discrepancies that would reasonably require an additional audit; or (b) at such other times in connection with an audit requested by a Buyer’s customer and related to activities performed under this Agreement. The audit must take place during Supplier’s regular business hours and shall not unreasonably interfere with the operation of Supplier’s business. Supplier may elect to have Buyer conduct any audit under this Section 12.2 using an auditor from a reputable third-party audit firm agreed upon by the Parties in lieu of Buyer conducting the audit directly, at Buyer’s expense.
12.3    Supplier Force Majeure. Any delay in performance or the non-performance of any of Supplier’s obligations under this Agreement with respect to a “force majeure” event will be governed by the applicable Customer’s Supply Agreement (a “Supplier Force Majeure Event”) and any such “force majeure” clause or provision contained in the applicable Customer’s Supply Agreement is incorporated by reference in this Agreement. Buyer and Supplier will reasonably cooperate with respect to any “force majeure” matters in connection with compliance with the terms of the applicable Customer’s Supply Agreement. Notwithstanding anything to the contrary in this Section 12.3 or the applicable Customer’s Supply Agreement, Supplier shall promptly notify Buyer of the nature and extent of such circumstances giving rise to the Supplier Force Majeure Event, but in no event later than forty-eight (48) hours of the Supplier Force Majeure Event.
12.4    Confidentiality. The Parties acknowledge that in the course of performing their duties under this Agreement they will have access to confidential, non-public and proprietary information of the other Party, and each Party agrees not to, and agrees to direct its respective Affiliates not to, disclose or use any such information for any purpose other than as contemplated under this Agreement. The confidentiality provisions of this Agreement do not apply to information that: (a) is or becomes generally known to the public through no breach of any duty hereunder; (b) was received lawfully from a third party through no breach of any obligation of confidentiality owed to the disclosing party; (c) is or was independently developed by a Party without the use of, or reference to, the other Party’s confidential information; or (d) is required to be disclosed by law; provided that the disclosing Party, to the extent legally permissible, promptly notifies the other Party and cooperates in limiting the scope of such disclosure. All Reports are confidential information of the Parties and are subject to this Section 12.4.
12.5    Publicity. Neither Party will make or cause to be made any public statement, press release, or other publicity relating to this Agreement or the relationship between the Parties without the prior written consent to the other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing, each Party may, to the extent legally permitted, (a) reference the existence of this Agreement or the fact of the relationship in communications with investors, customers, or industry partners, provided that such references do not disclose confidential information and (b) make disclosures required by applicable law or regulation, provided that the disclosing Party, to the extent legally permissible, promptly notifies the other Party and cooperates in limiting the scope of such disclosure.
12.6    Independent Contractors. The Parties intend that their relationship hereunder will be that of independent contractors. Nothing contained in this Agreement is to be construed as creating any partnership, joint venture or other arrangement between the Parties. Neither Party has any authority to act for, obligate or bind the other Party in any way.
12.7    Entire Agreement; Amendments. This Agreement, the applicable provisions of the Purchase Agreement referenced herein and the applicable provisions of each Customer’s Supply Agreement described herein constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter. In the event of a conflict between this Agreement and the Purchase Agreement, the terms of this Agreement control. This Agreement may not be amended except in a writing signed by both Parties.
12.8    Third Party Beneficiaries. Neither Party intends that this Agreement benefits or creates any legal or equitable right, remedy or claim in or on behalf of any Person other than the Parties, the Buyer Indemnitees and the Supplier Indemnitees. This Agreement is for the sole and exclusive benefit of (a) the Parties to this Agreement, their successors and permitted assigns and

(b) the Buyer Indemnitees and the Supplier Indemnitees who are entitled to indemnification under Section 8.
12.9    Waiver. No waiver of any default by either Party in the performance of any requirement herein will be deemed to be a waiver of, or a release from, the performance of any other requirement herein; nor will such waiver be deemed to be a waiver of, or a release of, said Party from any future performance of the same requirement. Any delay or omission of either Party to exercise any right hereunder will not impair the exercise of any such right, or any like right, accruing to it thereafter.
12.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only so broad as is enforceable.
12.11    Notice. All notices required or permitted hereunder will be in writing and will be deemed to have been duly given or made (a) when delivered in person, (b) when delivered by email transmission (assuming no “bounceback” or similar notice of non-delivery is received) or (c) upon delivery by an overnight courier service, to the address set forth below, or to such other addresses as the Parties may designate by notice in accordance with this Section.

If to Supplier:

Stoneridge Electronics, Inc. c/o Stoneridge, Inc.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377 Attn: Susan C. Benedict
Chief Human Resources Officer and Assistant General Counsel
Email: susan.benedict@stoneridge.com
With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, NY 10153 Attention: Michael Lubowitz

Email: Michael.Lubowitz@weil.com

If to Buyer:

Stoneridge Control Devices, Inc.
c/o Center Rock Capital Partners, LP 39400 Woodward Avenue, Suite 240 Bloomfield Hills, MI 48304
Attn: Arun Laxmanan; Matt Conway Email: alaxmanan@centerrockcp.com; mconway@centerrockcp.com
With a copy (which shall not constitute notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention: William R. Stewart, Jr.; Daniel
E. White

Email: wrstewart@jonesday.com; dwhite@jonesday.com

12.12    Counterparts. This Agreement may be signed in multiple counterparts, including DocuSign, pdf and other electronically transmitted counterparts, each of which will be an original and all of which taken together will constitute one agreement.
12.13    Assignment. Neither Party may assign any of its rights or delegate any of its obligations hereunder, voluntarily or involuntarily, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion, provided that either Party may assign this Agreement to (a) an Affiliate or (b) any successor entity if that Party is acquired whether by equity or asset purchase, merger, corporate restructuring or reorganization, or the like, provided further that, in each case, such an assignment will not relieve the assigning Party of any of its obligations hereunder. For the avoidance of doubt, Buyer acknowledges that Supplier may from time-to-time engage third party subcontractors in the course of manufacturing and supplying Products under this Agreement, and Buyer agrees that no such engagement shall be deemed an assignment or delegation of Supplier’s obligations under this Agreement. Any purported assignment or delegation in violation of this Section 12.13 will be null and void. For purposes of this Agreement, “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination (including, for the avoidance of doubt, any future Affiliate of any Person that would be considered an “Affiliate” under this definition as of the applicable time of determination), directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of the definition of “Affiliate” in this Section, “control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
12.14    Governing Law; Venue. The laws of the state of Michigan, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the state of Michigan to be applied, govern all matters arising out of or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement. Subject to Section 12.16, any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Detroit, Michigan, and each Party irrevocably submits to the jurisdiction and venue of such courts.
12.15    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES THAT IT IS AWARE OF AND UNDERSTANDS THE RIGHT TO A TRIAL BY JURY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER IS INTENDED TO APPLY TO ANY AND ALL CLAIMS, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE.
12.16    Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement will first be subject to good faith negotiations between the Parties. If the Parties are unable to resolve the dispute within sixty (60) days of initiating such negotiations (evidenced by a written request for negotiation), the matter may be submitted to litigation exclusively in the state or federal courts located in Detroit, Michigan in accordance with Section 12.14.

12.17    Construction. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. The words “include”, “including” and variations thereof will be deemed to be followed by the words “without limitation”. The use of “or” will not be deemed to be exclusive.
[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

STONERIDGE CONTROL DEVICES, INC.

By:    /s/ Matt Conway     Name: Matt Conway
Its:    Vice President and Secretary

SIGNATURE PAGE TO MEXICO MANUFACTURING AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

STONERIDGE ELECTRONICS, INC.

By:    /s/ Matthew Horvath     Name: Matthew Horvath
Title: Vice President and Treasurer

[Signature Page to Mexico Manufacturing Agreement]